EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 2 to this Form S-4 Registration Statement of CollabRx, Inc. of our report dated April 15, 2015, relating to the financial statements of Medytox Solutions, Inc. appearing in the Annual Report on Form 10-K of Medytox Solutions, Inc. for the year ended December 31, 2014, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2014.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Green & Company, CPAs

Green & Company, CPAs

Temple Terrace, FL

September 18, 2015